Exhibit (j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Trustees and Shareholders of Pyxis Funds II:

We consent to the use of our reports dated November 21, 2012, with respect to the financial statements of Pyxis Alpha Trend Strategies Fund, Pyxis Alternative Income Fund, Pyxis Trend Following Fund, Pyxis Core America Equity Fund, Pyxis Dividend Equity Fund, Pyxis Premier Growth Equity Fund, Pyxis Small-Cap Equity Fund, Pyxis Global Equity Fund, Pyxis International Equity Fund, Pyxis Total Return Fund, Pyxis Tax-Exempt Fund and Pyxis Fixed Income Fund (collectively the “Funds”), as of September 30, 2012, incorporated herein by reference and to the references to our firm under the headings “FINANCIAL HIGHLIGHTS” in the prospectus, “FINANCIAL STATEMENTS” in the statement of additional information and “INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM” in the prospectus and statement of additional information.

/s/ KPMG LLP

Boston, Massachusetts

January 28, 2013